                                                                   EXHIBIT 4.22


                            VISION TWENTY-ONE, INC.
                SEVENTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

         This Seventh Amendment and Waiver to Credit Agreement (herein, the "Amendment") is entered into as of December 10, 1999, among Vision Twenty-One, Inc., a Florida corporation (the "Borrower"), the Banks party hereto, and Bank of Montreal as Agent for the Banks.


                             PRELIMINARY STATEMENTS

         A. The Borrower, the Banks, and the Agent are parties to an Amended and Restated Credit Agreement, dated as of July 1, 1998, as amended (herein, the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

         B. The Borrower has requested that Bank of Montreal provide the Borrower with a short-term bridge loan facility under the Credit Agreement on a secured "last-in first-out" basis, and the Banks are willing to amend the Credit Agreement to provide for such credit facility on the terms and conditions as provided for in this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.        AMENDMENTS.

         Subject to the satisfaction of the conditions precedent set forth in
Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

                   1.1. Section 1.14 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                   Section 1.14.  Bridge Loans.

                   (a) Bridge Loans. Subject to all of the terms and conditions hereof, during the period from and including December 10, 1999, to but not including March 31, 2000 (the "Bridge Loan Period"), Bank of Montreal (the "Bridge Loan Bank", the Bridge Loan Bank to constitute a Bank for all purposes of the Loan Documents) agrees to make loans from time to time in its discretion in accordance with the terms hereof (collectively, the "Bridge Loans", the Bridge Loans to constitute Loans for all purposes of the Loan Documents) to the Borrower under a short-term bridge loan facility in an aggregate amount at any one time outstanding not to exceed $9,400,000 (the "Bridge Loan Commitment"); provided, however, that Bridge Loans shall be available to the Borrower only if and so long as the Revolving Credit

                   Commitments of the Banks are fully utilized and the maximum amount of Loans thereunder are outstanding. Bridge Loans may be availed of by the Borrower from time to time during the Bridge Loan Period and Borrowings thereunder may be repaid and used again through but not including the last day of the Bridge Loan Period, at which time the Bridge Loan Commitment shall expire. The Borrower hereby promises to pay all Bridge Loans on the last day of the Bridge Loan Period, the final maturity thereof. Each Borrowing of Bridge Loans shall be subject to (i) the notice requirements for Borrowings under the terms of Section 1.6 of this Agreement, except that the Borrower shall provide at least 2 Business Days prior written notice of each Borrowing of Bridge Loans pursuant to the terms of clause (f) below (except to the extent waived by the Bridge Loan Bank in its discretion), (ii) the satisfaction of the conditions set forth in Section 7.2 hereof (with all references therein to a Borrowing to be deemed a reference to a Borrowing of Bridge Loans, and (iii) compliance with the terms of clause (f) below. The Bridge Loan Bank shall maintain on its internal records an account evidencing the indebtedness of the Borrower owing to the Bridge Loan Bank in respect of the Bridge Loans, including the principal amount of the Bridge Loans made by it and the interest thereon and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absence manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation to repay all principal and interest in respect of the Bridge Loans made by the Bridge Loan Bank to the Borrower. Upon request by the Bridge Loan Bank, the Borrower shall execute and deliver to the Bridge Loan Bank a promissory note to evidence the Bridge Loans (the "Bridge Loan Note", the Bridge Loan Note to constitute a Note for all purposes of the Loan Documents), such Bridge Loan Note to be payable to the order of the Bridge Loan Bank in the principal amount of its Bridge Loan Commitment and otherwise in the form of Exhibit J hereto. Without regard to the face principal amount of the Bridge Loan Note, the actual principal amount at any time outstanding and owing by the Borrower on account of such Bridge Loan Note shall be the sum of all Bridge Loans then or theretofore made thereon less all payments actually received thereon.

                           (b) Minimum Borrowing Amount. Each Borrowing of
                   Bridge Loans shall be in an amount not less than $100,000.

                           (c) Interest on Bridge Loans. The outstanding
                   principal balance of the Bridge Loans shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) at the Base



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

                   Rate from time to time in effect plus 3.75%, provided that if the Bridge Loans are not paid when due, at the election of the Agent, such Bridge Loans shall bear interest at a rate per annum of 2% in excess of the interest otherwise payable thereon. Interest on each Bridge Loan shall be payable monthly in arrears on the last day of each month and at maturity (whether by lapse of time, acceleration, or otherwise), and after maturity interest shall be payable upon demand.

                           (d) Application of Payments. Notwithstanding
                   anything herein or in any other Loan Document to the contrary, the Borrower and the Banks each hereby acknowledge and agree that all payments received in respect of Obligations by the Agent and all proceeds of Collateral (in each case, whether before or after the occurrence of an Event of Default) shall be applied first to reduce the Bridge Loans (both for principal and interest) until payment in full thereof before payment of the other Obligations outstanding under this Agreement and the other Loan Documents.

                           (e) Purpose. Bridge loans made to the Borrower by
                   Bank of Montreal and outstanding on December 10, 1999, in the aggregate principal amount of $4,285,874 shall remain outstanding as Bridge Loans under this Section and thereafter the Borrower shall apply the proceeds of each new Borrowing of Bridge Loans to the payment of operating expenses in accordance with clause (f) below.

                           (f) Budget. As soon as available, and in any event
                   no later than noon (CST) on Wednesday of each calendar week (commencing December 8, 1999, provided that solely for purposes of facilitating a funding of Bridge Loans requested on December 10, 1999, the Borrower's Borrowing request and application of proceeds summary furnished to the Banks on December 10, 1999, shall be deemed the Approved Budget as of December 8, 1999), the Borrower shall provide the Agent, the Banks, and the Banks' financial consultant (at the name and address furnished to the Borrower by the Agent), a budget (a "Budget"), signed by an appropriate officer, employee, or agent of the Borrower and in form and substance satisfactory to the Agent and the Banks' financial consultant, for the Borrower of all projected cash receipts and detailed cash disbursements of the Borrower and its Subsidiaries for the next calendar week, together with any request for a Borrowing of Bridge Loans for such week. Within forty-eight
                   (48) hours after receipt of each Budget, the Agent shall notify the Borrower as to whether the Bridge Loan Bank will or will not, in the exercise of its sole discretion, authorize the Borrowing of Bridge Loans by the Borrower for the purposes set forth in, with the proceeds thereof to be used in accordance with, such Budget; provided that in the absence of such notification by the Agent, the Bridge Loan Bank shall be deemed to have authorized (subject to compliance with the other terms and conditions hereof) the Borrowing of Bridge Loans by the Borrower for the purposes set forth in, with the proceeds thereof to be used in accordance with, such Budget. Any such Budget so approved by the Bridge Loan Bank shall constitute an "Approved Budget." Any expenditures under any Approved Budget shall first be paid from monies currently in the possession of the Borrower and its Subsidiaries; to the extent monies in the possession of the Borrower and its Subsidiaries are insufficient to fund any expenditure item in an Approved Budget, the Borrower may request, and the Bridge Loan Bank shall make, a Borrowing under the Bridge Loan Commitment to fund any such expenditure item subject to the other terms and conditions of this Agreement.

                   As soon as available, and in any event no later than noon
                   (CST) on Wednesday of each calendar week (commencing December 15, 1999), the Borrower shall provide the Agent, the Banks, and the Banks' financial consultant (at the name and address furnished to the Borrower by the Agent), signed by an appropriate officer, employee, or agent of the Borrower and in form and substance satisfactory to the Agent and the Banks' financial consultant, a detailed report on the source, use, and application of any cash received and expended by the Borrower and its Subsidiaries during the previous calendar week pursuant to an Approved Budget, and a reconciliation, including a line by line item comparison of budgeted to actual receipts and expenditures setting forth in reasonable detail an explanation of any differences between budgeted and actual amounts, of funds received or expended by the Borrower and its Subsidiaries during said calendar week.

                   1.3. The last sentence of Section 8.5 of the Credit Agreement (relating to the delivery of a weekly cash operating budget) shall be deleted.

                   1.4. Any reference in the Credit Agreement to the "Notes" shall be deemed amended to mean, collectively, all of the promissory notes of the Borrower issued under the Credit Agreement to the Banks, including, without limitation, the Bridge Loan Note.

                   1.5. Any reference in the Credit Agreement to the "Loans" shall be amended to mean, collectively, all of the loans made to the Borrower under the Credit Agreement, including, without limitation, the Bridge Loans.



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                   1.6.  Exhibit J to the Credit Agreement is hereby amended
         and restated to read as set forth in the form attached to this Amendment as Annex A attached hereto.

SECTION 2.         WAIVERS.

         2.1. The Borrower has requested that the Banks temporarily waive the Borrower's non-compliance with Section 1.4 which required payment of interest on November 30, 1999, in the amount of approximately $497,102 (which payment remains outstanding and unpaid). In order to accommodate the Borrower's request, the Banks hereby agree to temporarily waive the Borrower's non-compliance with Section 1.4 of the Credit Agreement with respect to interest due November 30, 1999, through the period ending December 31, 1999, at which time all such interest, together with interest otherwise due under
Section 1.4 of the Credit Agreement, shall be due and payable. This waiver is conditioned upon the satisfaction of the conditions precedent set forth in
Section 3 below.

         2.2. The Borrower has requested that the Banks temporarily waive effective September 30, 1999, the Borrower's non-compliance with the following covenants contained in the Credit Agreement: (i) Section 1.8(b) which required payment of the September 30, 1999, principal installment of $388,040.80 due with respect to the Term A Loans, (ii) Section 1.4 which required timely payment of interest when due in the amount of $409,411.96 which payment was received on October 6 and 7, 1999, which was after the applicable grace period,
(iii) Section 8.5(a) which required the furnishing of the July 1999, August 1999, September 1999, and October 1999, monthly financial statements to the Banks, (iv) Section 4.2 which required putting in place blocked account arrangements, (v) Section 8.5(h) which required providing the Banks with written notice of default, (vi) Section 8.34 which will require repayment of the Loans by $2,000,000 out of the proceeds of repayment of advances made by the Borrower to the practice groups, and (vii) Sections 8.8 (Total Funded Debt/Adjusted EBITDA Ratio), 8.10 (Interest Coverage Ratio), and 8.11 (Debt Service Coverage Ratio) of the Credit Agreement. In order to accommodate the Borrower's request, the Banks hereby agree to temporarily waive the Borrower's non-compliance with the above-referenced covenants through the period ending December 31, 1999. This waiver is conditioned upon the satisfaction of the conditions precedent set forth in Section 3 below.

         2.3. Except as specifically waived hereby, all of the terms and conditions of the Credit Agreement shall stand and remain unchanged and in full force and effect. This waiver does not extend to or cover any other Events of Default which may now or hereafter exist under the Credit Agreement, this waiver being expressly limited to the covenants referred to in Sections 2.1 and
2.2 above.

SECTION 3.        CONDITIONS PRECEDENT.

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

                   3.1. The Borrower, the Agent, and the Banks shall have executed and delivered this Amendment.



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

                   3.2. Each Material Subsidiary shall have executed its acknowledgement and consent to this Amendment in the space provided for that purpose below.

                   3.3. The Borrower shall have delivered to the Agent copies of all written management reports furnished to the Borrower by its independent public accountants during the current year and the prior years to the extent available.

                   3.4. The Agent shall have received for each Bank (i) copies of resolutions of the Borrower's board of directors authorizing the execution and delivery of this Amendment and the Loan Documents to be executed and delivered in connection herewith and ratifying the Loan Documents executed and delivered prior to the date hereof as well as the execution and delivery of the warrants referred to in Section 3.4 above and the issuance of any stock pursuant to the terms thereof and
         (ii) the favorable written opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Agent.

                   3.5. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

SECTION 4.        AMENDMENT FEE.

         In consideration of the Banks execution and delivery of this Amendment, the Borrower hereby promises to pay to the Agent for the benefit of the Banks (to be shared ratably based on the outstanding principal balance of all Obligations, other than Bridge Loans, owing to the Banks on the date hereof) an amendment fee of $750,000. Such amendment fee shall be fully earned on the date hereof, payable on the earlier to occur of (i) March 31, 2000, (ii) the payment in full of the Obligations, (iii) the date upon which all Obligations are due and payable pursuant to Section 9 of the Credit Agreement, or (iv) the date upon which all or substantially all of the assets of the Borrower or the Borrower and its Subsidiaries are acquired by another Person or all or substantially all of the capital stock of the Borrower is acquired by any Person or group of Persons acting in concert or any other Change of Control shall occur.

SECTION 5.        RELEASE OF CLAIMS.

         TO INDUCE THE BANKS AND THE AGENT TO ENTER INTO THIS AMENDMENT, THE BORROWER AND, BY SIGNING THE ACKNOWLEDGEMENT AND CONSENT REFERRED TO BELOW, EACH OF ITS SUBSIDIARIES HEREBY RELEASE, ACQUIT, AND FOREVER DISCHARGE THE BANKS AND THE AGENT AND EACH OF THEIR AFFILIATES (INCLUDING, WITHOUT LIMITATION, NESBITT BURNS SECURITIES, INC. AND HARRIS TRUST AND SAVINGS BANK), AND THEIR OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUCCESSORS, AND ASSIGNS, FROM ALL LIABILITIES, CLAIMS, DEMANDS, ACTIONS, AND CAUSES OF ACTION OF ANY KIND (IF ANY THERE BE), WHETHER ABSOLUTE OR CONTINGENT, DUE OR TO BECOME DUE, DISPUTED OR UNDISPUTED, AT LAW OR IN EQUITY, THAT THEY NOW HAVE OR EVER HAD AGAINST THE BANKS AND THE AGENT AND THEIR AFFILIATES, OR ANY ONE OR MORE OF THEM INDIVIDUALLY, UNDER OR IN CONNECTION WITH THE CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER CREDIT, DEPOSIT OR OTHER

FINANCIAL ACCOMMODATION MADE AVAILABLE TO THE BORROWER OR ANY ONE OR MORE OF ITS SUBSIDIARIES.

SECTION 6.        MISCELLANEOUS.

         6.1. The Borrower has heretofore executed and delivered to the Agent and the Banks certain of the Collateral Documents. The Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Agent and the Banks thereunder, the obligations of the Borrower thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired, or discharged hereby. The Borrower hereby acknowledges and agrees that the Bridge Loans constitute Obligations secured by each of the Collateral Documents. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

         6.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

         6.3. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution, and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

         6.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

         6.5. This Amendment together with the other Loan Documents represent the entire agreement of the Borrower, its Subsidiaries, the Banks and the Agent with respect to the subject matter hereof and thereof, and there are no promises or undertakings by the Banks or the Agent relative to the subject matter hereof or thereof not expressly set forth therein. While the Agent and the Banks intend to review and discuss with the Borrower the situation arising as a result of the existing Events of Default and the Borrower's current financial condition and business prospects, no such discussions shall be binding upon the Agent or the Banks or otherwise create any additional obligations unless agrees to in writing by the parties hereto. The Agent and the Banks make no representations as to what actions, if any, the Agent and the Banks will take after the expiration of the waiver period set forth in Section 2 above with respect to the Events of Default referred to therein if uncured at that time or with respect to any other Event of Default not subject to the limited waiver of Section 2 above, and the Agent and the Banks must and do specifically reserve any and all rights and remedies they have (after giving effect to this Amendment) with respect to any such Event of Default.

                          [SIGNATURE PAGES TO FOLLOW]

         This Seventh Amendment to Amended and Restated Credit Agreement is dated as of the date and year first above written.



                                                          VISION TWENTY-ONE, INC.


                                                          By /s/ Theodore N. Gillette
                                                            ------------------------------
                                                          Name   Theodore N. Gillette
                                                          Title  Chief Executive Officer

         Accepted and agreed to as of the day and year last above written.

BANK OF MONTREAL, in its individual                       PILGRIM PRIME RATE TRUST
  Capacity as a Bank and as a Agent                           By:  Pilgrim Investments, Inc., as its
                                                                   Investment Manager


By /s/ Jack J. Kane                                       By /s/ Charles E. LeMieux
  --------------------------------                          -------------------------------
Name   Jack J. Kane                                       Name   Charles E. LeMieux
Title  Director                                           Title  Assistant Vice President

BANK ONE TEXAS, N.A.                                      PILGRIM AMERICA HIGH INCOME
                                                             INVESTMENTS LTD.
                                                              By:  Pilgrim Investments, Inc., as its Investment
                                                                   Manager


By /s/ Ronnie Kaplan                                      By /s/ Charles E. LeMieux
  --------------------------------                          -------------------------------
Name   Ronnie Kaplan                                      Name   Charles E. LeMieux
Title  Vice President                                     Title  Assistant Vice President

PACIFICA PARTNERS I, L.P.                                 MERRILL LYNCH BUSINESS FINANCIAL
     By:      Imperial Credit Asset                       SERVICES, INC.
              Management, as its
              Investment Manager


By /s/ Dean K. Kawai                                      By /s/ Jeremy M. Dhein
  --------------------------------                          -------------------------------
Name   Dean K. Kawai                                      Name   Jeremy M. Dhein
Title  Vice President                                     Title  Assistant Vice President


                          ACKNOWLEDGEMENT AND CONSENT

         The undersigned, being all of the Material Subsidiaries of Vision Twenty-One, Inc., have heretofore executed and delivered to the Agent and the Banks one or more Guaranties and Collateral Documents. Each of the undersigned hereby consents to the Seventh Amendment to Credit Agreement as set forth above and confirms that its Guaranty and Collateral Documents, and all of its obligations thereunder, remain in full force and effect and, without limiting the foregoing, acknowledges and agrees that the Bridge Loans constitute Obligations guaranteed by, or otherwise secured by, the Loan Documents executed by it. Each of the undersigned further agrees that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Loan Documents referred to above.

                                 "GUARANTORS"

                                 VISION 21 PHYSICIAN PRACTICE MANAGEMENT COMPANY VISION 21 OF SOUTHERN ARIZONA, INC.
                                 VISION 21 OF SIERRA VISTA, INC.
                                 VISION 21 MANAGEMENT SERVICES, INC.
                                 VISION 21 MANAGED EYE CARE OF TAMPA BAY, INC. VISION TWENTY-ONE MANAGED EYE CARE IPA, INC. BBG-COA, INC.
                                 BLOCK VISION, INC.
                                 UVC INDEPENDENT PRACTICE ASSOCIATION, INC.
                                 MEC HEALTH CARE, INC.
                                 LSI ACQUISITION, INC.
                                 VISION TWENTY-ONE EYE SURGERY CENTERS, INC.
                                 EYE SURGERY CENTER MANAGEMENT, INC.
                                 VISION TWENTY-ONE REFRACTIVE CENTER, INC.
                                 VISION TWENTY-ONE OF WISCONSIN, INC.



                                 By /s/ Theodore N. Gillette
                                   -----------------------------------------
                                        Theodore N. Gillette, an authorized
                                        signatory for each of the
                                        above-referenced entities

                ANNEX A TO SEVENTH AMENDMENT TO CREDIT AGREEMENT



                                   EXHIBIT J

                                BRIDGE LOAN NOTE

U.S. $9,400,000.00                                           ____________, ____


         FOR VALUE RECEIVED, the undersigned, VISION TWENTY-ONE, INC., a Florida corporation (the "Borrower"), promises to pay to the order of Bank of Montreal (the "Bank") on the last day of the Bridge Loan Period, at the principal office of the Agent in Chicago, Illinois, in immediately available funds, the principal sum of Nine Million Four Hundred Thousand and no/100 Dollars ($9,400,000.00) or, if less, the aggregate unpaid principal amount of all Bridge Loans made by the Bank to the Borrower pursuant to the Credit Agreement and with each such Bridge Loan to mature and become payable as provided in the Credit Agreement, together with interest on the principal amount of each such Bridge Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

         The Bank shall record on its books or records or on a schedule attached to this Note, each Bridge Loan made by it together with all payments of principal and interest and the principal balances from time to time outstanding hereon, and the interest rate applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Bridge Loans made to it under the Credit Agreement together with accrued interest thereon.

         This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of July 1, 1998, among the Borrower, the Banks party thereto, and Bank of Montreal as Agent for the Banks (such Amended and Restated Credit Agreement as the same may from time to time be amended being referred to as the "Credit Agreement") and payment hereof is secured by the Loan Documents, and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement and Loan Documents reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

         Prepayments may be made hereon, certain prepayments are required to be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

         The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                       VISION TWENTY-ONE, INC.


                                       By
                                         --------------------------------------
                                       Name
                                           ------------------------------------
                                       Title
                                            -----------------------------------



                                      S-2